Exhibit 10.1

Summary of 2007 Performance Bonus Plan

Certain executive officers of Cheniere Energy, Inc. (the “Company”) are eligible for a discretionary annual performance bonus, as determined by the Section 162(m) Subcommittee (the “Subcommittee”) of the Compensation Committee of the Board of Directors of the Company subject to the Company achieving a minimum increase in the Company’s total stockholder return from January 1, 2007 through December 31, 2007 (the “2007 Performance Period”). The amount of the bonus payment under the 2007 performance bonus plan will be determined by the Subcommittee after December 31, 2007. All payments, if any with respect to the phantom stock shall be made on or before March 15, 2008. The table below sets forth the maximum number of shares of phantom stock which such executive officers may receive following the 2007 Performance Period in the event the performance goals are met or exceeded. A share of phantom stock is the right to receive a share of Company common stock or cash in an amount equal to a share of Company common stock, as determined by the Subcommittee at the time the award is made.

2007 Performance Awards

Covered Employee	Maximum Number of Shares of Phantom Stock (1)
Charif Souki	500,000

Stanley C. Horton	500,000

Jean Abiteboul	500,000

David B. Gorte	500,000

Jonathan Gross	500,000

Zurab S. Kobiashvili	500,000

Keith M. Meyer	500,000

Don A. Turkleson	500,000

Walter L. Williams	500,000

(1)

Notwithstanding the number of shares listed herein, the maximum number of shares of phantom stock awarded to any covered employee shall not exceed the maximum award permitted under the Company’s Amended and Restated 2003 Stock Incentive Plan, taking into account any other awards granted to such covered employee during the calendar year.